EXHIBIT 9
Declaration of Default for all remaining amounts of the deferred Purchase Price, dated November 29, 2002


[HAVER & MAILANDER letterhead]

     HAVER & MAILANDER
      RECHTSANWALTE



Haver & Mailander - Lenzhalde 83-85 - D-70182 Stuttgart
-------------------------------------------------------
Via facsimile: 001/510-297 278 + 351 3323
CRL Systems Inc.
Charles Jayson Brentlinger, President
1525 Alvarado Street
San Leandro - California 94577 - USA
jbrentlinger@crlsystems.com
---------------------------
BY COURIER (DHL WORLDWIDE EXPRESS)


Via facsimile: 001-602-438 8227
Circuit Research Labs, Inc.
Charles Jayson Brentlinger, President
2622 West Geneva, Tempe
Arizona 85282 - USA
BY COURIER (DHL WORLDWIDE EXPRESS)

Charles Jayson Brentlinger, personally
c/o Circuit Research Labs, Inc.
2622 West Geneva, Tempe
Arizona 85282 - USA
BY COURIER (DHL WORLDWIDE EXPRESS)

cc:
Via facsimile: 001-602-254-4878                         Friday, 29 November 2002
Gust Rosenfeld P.L.C.
John L. Hay, Esq.
Attorney-at-Law
201 N. Central Ave. #3300
Phoenix, AZ 85073-3300-USA


DIALOG4/CRL ASPA


Dear Mr. Brentlinger,

Reference is made to my E-Mail of 30 October 2002 and subsequent communication.

The outcome of the meeting between representative of Siemens and Berthold Burkhardtsmaier, Phil Zeni and Robert McMartin on 19 November 2002 was disappointing as Siemens completely rejected the envisaged "exchange of debtors" and replacing Dialog4 by CRL. The same is true for MBG which did not even wish to have a meeting to discuss these questions.


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HAVER & MAILANDER
RECHTSANWALTE

SEITE  2   ZUM SCHREIBEN VOM  29.11.2002        AN Charles J. Brentlinger, Esq.


Therefore, the situation is as dramatic as before, in that Dialog4 must meet its payment obligations vis-a-vis Siemens/MBG and that CRL/CS and Jay Brentlinger must fulfil their obligations vis-a-vis Dialog4 under the ASPA and Amendments.

A new payment date under Section 2 of the Second Amendment has elapsed and CRL is now in default with 4 instalments plus interest totaling US$ 162.055,33.

Given this default situation and Dialog4's ongoing attempts to obtain from CRL the necessary payments to avoid insolvency, our client has no choice but to exercise its rights under Section 4.7 of the ASPA in connection with Section 4 of the Second Amendment and HEREWITH DECLARES ALL REMAINING AMOUNTS OF THE DEFERRED PURCHASE PRICE, NAMELY US$ 450.000,00, IMMEDIATELY DUE AND PAYABLE.

In the name and on behalf of Dialog4 we herewith request immediate payment in the aggregate of

                                 US$ 612.055,33

Not later than 10 working days following this request, namely on 13 DECEMBER 2002 at the latest.

This default declaration and request is addressed to all of the three debtors under the ASPA and the Amendments, namely

-    CRL Systems Inc. ("CS")
-    Circuit Research Labs, Inc., and
-    Charles J. Brentlinger in personam.

Failing payment we would have to commence legal action against CS and CRL and also against Charles J. Brentlinger personally, and we have instructed US counsel accordingly to prepare the necessary legal steps.

Further to this, we will inform Frank Meredith, CFO at Harman, regarding our Default Declaration, and we reserve the right to inform the SEC and Harman about the default declaration and also about incorrect and misleading statements made in the quarterly report of November 2002 submitted to the SEC. It is, in particular, not correct to suggest that CRL has assumed debts from


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HAVER & MAILANDER
RECHTSANWALTE

SEITE  3   ZUM SCHREIBEN VOM  29.11.2002        AN Charles J. Brentlinger, Esq.

Dialog4 in connection with Solectron (other than in the framework of the ASPA) nor is it correct to insinuate that Dialog4 has requested CRL to make partial payments to Dialog4's debtors. Furthermore it is not correct to state that Dialog4 has requested payment of these instalments (August, September and October 2002), but it is true that Dialog4 has declared all these instalments payable and due so that CRL has already been facing a default situation since 13 November 2002.

Given the unfortunate development of the matter and CRL's permanent failure to meet its payment obligations, we are afraid to say that this is the last warning, and we do hope that your are aware of our assignment and strict commitment to enforcing Dialog4's rights in all respects and by all possible means, however, we still hope that all this can be avoided.


Yours sincerely,

/s/ Dr. Werner Kessler
Dr. Werner Kessler
Rechtsanwalt